EXHIBIT 10.3

AMENDMENT TO

HEYWARD EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is entered into as of August 10, 2026 by and between Kartoon Studios, Inc. (the “Company”) and Andrew Heyward (“Executive”). This Amendment amends that certain Executive Employment Agreement effective August 15, 2025 (the “Agreement”). Except as expressly modified below, the Agreement remains in full force and effect.

RECITALS

WHEREAS, the Board has determined that it is in the best interests of the Company to modify the Executive’s existing employment agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and, in the Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

The Agreement is amended as follows.

1.	Section 2 - Terms

Section 2 is amended to extend the Employment Term to four (4) years commencing August 15, 2025. No change shall be made to Executive’s Base Salary or other compensation solely as a result of this extension.

2.	Section 4.4 - Producer Fees

The Producer Fee of $12,500 per qualifying episode segment (minimum six (6) minutes) remains unchanged. The requirement that a production be fully financed by a third party is deleted in its entirety.

3.	Greenlight Committee

Section 4.9 of the Agreement is amended to add the following new subsection (a) at the end of thereof:

“(a) All new episodic productions eligible for Executive Producer Fees must first be unanimously approved by a Greenlight Committee consisting of the Chief Executive Officer, Chief Financial Officer, General Counsel, and one member of the Board designated by the Board. Upon unanimous approval, all qualifying original episodes of the approved series shall be eligible for Executive Producer Fees under Section 4.4. Executive Producer Fees shall not apply to recut, shortened, re-versioned, repackaged, or derivative episodes created from episodes for which such fees have already been paid.” For purposes of clarity, the currently approved season (the initial 39 six-minute segments or 13 episodes) of Hundred Acre Wood production is approved. All future seasons of Hundred Acre Wood are subject to the approval of the Greenlight Committee.

4.	Removal of Annual Cap

Clause (d) of Section 4.4 of the Agreement is amended to remove the limitation of a maximum of fifty-two (52) qualifying episodes per calendar year.

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5.	Payment of Executive Producer Fees

Section 4.9 of the Agreement is amended to add the following new subsection (b) at the end thereof after the newly created subsection (a).

“(b) For the currently approved season (the initial 39 six-minute segments or 13 episodes) of Hundred Acre Wood production, fifty percent (50%) of the applicable Executive Producer Fee shall be paid upon commencement of production of each qualifying episode and fifty percent (50%) upon completion. For future productions, including further production of Hundred Acre Wood episodes, the Greenlight Committee may establish a different payment schedule based upon the production budget, financing, cash flow, projected revenues and other relevant production considerations.”

6.	Bonus Targets

Section 4.2 is amended so that the 2025 performance metrics shall roll forward and shall apply to calendar year 2026. Bonus targets for later years shall continue to be established by the Compensation Committee and approved by the Board Section 4.2(a) is corrected to provide for a Net Income target amount of amount of $1,400,000. All future Net profit targets shall be calculated after accruing for payment of the applicable bonus.

7.     Severability. The provisions of this Amendment are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

8.     No Other Amendments; Confirmation. All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

9.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

10.   Governing Law. This Amendment is made and shall be construed and performed under the laws of the State of California without regard to its choice or conflict of law principles.

WITNESS WHEREOF, the parties have executed this Amendment as of the date last written below.

Date: 8/10/26	KARTOON STUDIOS, INC.

By: /s/ Michael Jaffa
Name: Michael Jaffa
Title: Chief Operating Officer

Dater: 8/7/26	EXECUTIVE

/s/ Andrew Heyward
Name: Andrew Heyward

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